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                                   EXHIBIT 11
                          Flagstar Capital Corporation
                      Computation of Net Earnings per Share


Net earnings for earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings available to common stock and dividing this amount by the weighted average number of common stock outstanding during the period.

                                                   For the            For the         For the Six          For the
                                                   Quarter            Quarter            Months            Period
                                                    ended              ended             ended              ended
                                                   June 30,           June 30,          June 30,           June 30,
                                                    1999                1998              1999               1998
                                                --------------     --------------    ---------------    --------------

Net Earnings                                     $    1,626         $    1,750         $    3,404         $    2,433
Less: preferred stock dividends                       1,222              1,222              2,444              1,705
                                                 ----------         ----------         ----------         ----------
Net income available to common stock             $      404         $      528         $      960         $      728
                                                 ==========         ==========         ==========         ==========

Average common shares outstanding                 1,000,000            719,780          1,000,000            642,226

Net earnings per share - basic                   $     0.40         $     0.73         $     0.96         $     1.13

Net earnings per share - diluted                 $     0.40         $     0.73         $     0.96         $     1.13
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